UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒   Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nuveen Preferred and Income Term Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Email Template

May 2024

Subject Line:

Action required: JPI shareholder vote

Content:

[Name],

Your branch has been identified as having a large allocation to our Nuveen Preferred and Income Fund (JPI). We wanted to inform you of a shareholder proposal that requires a shareholder vote. We are asking that you reach out to advisors in your branch who hold JPI and encourage them and their clients to vote in a manner that is consistent with their needs and/or share with us any advisor names who would like to further discuss this proposal. We have provided a few high-level points included in the proposal below:

●	JPI is scheduled to terminate on Aug 31, 2024.
●

Nuveen has recommended and JPI’s Board has approved a proposal to eliminate the term and convert the fund to perpetual giving shareholders the choice to remain invested or seek liquidity at NAV. We would like to emphasize that clients will have liquidity at NAV even if the proposal passes.

●	If the vote passes, shareholders will have two options:
1.	Remain invested in JPI, continuing to be invested in preferreds and earning high levels of QDI-eligible income
2.	Tender their shares and receive NAV on or before Aug 31, 2024
●

If the vote passes and the remaining assets in the fund are greater than $70mm, the fund will continue as a perpetual fund. In that case Nuveen will waive 50% of its net management fees over the first year following the elimination of the term.

●	Client letters can be found here.

You’re welcome to share this email with any advisors that have JPI exposure and share our contact information if they would like to further discuss. If it is easier, we’re happy to reach out to advisors directly if you are willing to share any advisors that have exposure to JPI at your branch.

If you have any additional questions, please reach out to me directly or your advisor consultant team at 800-752-8700.

Thank you,

[Signature]

FOR FINANCIAL PROFESSIONAL USE ONLY. NOT FOR PUBLIC DISTRIBUTION AND NOT FOR USE BY RETAIL INVESTORS.

The views and opinions expressed are for informational and educational purposes only as of the date of production and may change at any time based on market or other conditions and may not come to pass. The comments and statements made are based solely upon the opinions of Nuveen and the data available at the time of publication, which may change without notice. There is no assurance that any predicted results will actually occur.

This material is not intended to be a recommendation or investment advice, does not constitute a solicitation to buy or sell, or hold a security or an investment strategy, and is not provided in a fiduciary capacity. The information provided does not take into account the specific objectives or circumstances of any particular investor, or suggest any specific course of action. Investment decisions should be made based on an investor’s objectives and circumstances and in consultation with his or her financial professional.

Closed-end fund shares are subject to investment risk, including the possible loss of the entire principal amount that you invest. Common shares frequently trade at a discount to their NAV. At any point in time, your common shares may be worth less than you paid, even after considering the reinvestment of fund distributions. Closed-end fund historical distribution sources have included net investment income, realized gains, and return of capital.

Nuveen Securities, LLC., member FINRA and SIPC.

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Call Script

May 2024

Hi, This is [name] from Nuveen. I’m calling because your branch was identified as having a large allocation to our Nuveen Preferred and Income Fund (JPI). I wanted to discuss a shareholder proposal for JPI and work with you to encourage the advisors at your branch to vote in a way that’s consistent with their needs and their clients’ needs. JPI is scheduled to terminate on August 31, 2024 and if the vote is passed, it would give shareholders the choice to either remain invested in the fund or tender their shares at NAV. I will send you an email with some more details and if you are able to share names of any advisors that would like to have a conversation about this proposal, please let me know. Thank you.

EGN-3554482PF-E0524X